Exhibit 10.3

FIRST AMENDMENT TO

AGREEMENT BETWEEN TULLY’S COFFEE AND GUARANTORS

RE KENT CENTRAL FINANCING

THIS FIRST AMENDMENT TO AGREEMENT is entered into this 13th day of May, 2005, between TULLY’S COFFEE CORPORATION, a Washington corporation (the “Company”) and MARC EVANGER (“Evanger”); RON NEUBAUER (“Neubauer”); KEVIN FORTUN (“Fortun”); TOM T. O’KEEFE (“O’Keefe”); RICHARD PADDEN (“Padden”); GEORGE HUBMAN (“Hubman”) and LARRY HOOD (“Hood”) (individually, a “Guarantor,” and collectively, the “Guarantors”).

RECITALS

A. The Company has entered into a loan facility (the “Loan Facility”) with Kent Central, LLC (“Lender”). In connection with the Loan Facility, the Guarantors executed and deliver certain Guaranty Agreements (individually, a “Guaranty,” and collectively, the “Guaranties”) pursuant to which each Guarantor, to some extent, guarantees the payment of the Company’s obligations with respect to the Loan Facility. In connection with the Guaranties, the Guarantors and the Company entered into an agreement dated as of October 30, 2002 (the “Agreement”) which provides for the Company to compensate the Guarantors through the issuance of warrants to purchase common stock.

B. The parties desire to enter into this First Amendment to the Agreement to modify the provisions for determining the number of Warrants issued to the Guarantors as Compensation under the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises herein contained, the parties hereto agree as follows:

1. Guaranty Compensation. Exhibit A to the Agreement is amended and restated in its entirety with respect to Loan Facility debt guaranteed by the Guarantors after March 31, 2005, as shown in Exhibit A to this First Amendment.

2. No Other Amendment. Except as specifically set forth in this First Amendment, the remaining terms and conditions of the Agreement shall remain unchanged and shall remain in full force and effect. In the event of a conflict between the provisions of this First Amendment and the Agreement, the provisions of this First Amendment shall prevail.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment.

GUARANTORS:

/s/ Marc Evanger
Marc Evanger
/s/ Ron Neubauer
Ron Neubauer
/s/ Richard Padden
Richard Padden
/s/ Larry Hood
Larry Hood
/s/ George Hubman
George Hubman
/s/ Tom T. O’Keefe
Tom T. O’Keefe
/s/ Kevin Fortun
Kevin Fortun

TULLY’S COFFEE CORPORATION:

/s/ John D. Dresel
John D. Dresel, Its President and COO

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Exhibit A to Agreement between Tully’s Coffee and Guarantors re Kent Central Financing

Amended Effective as of April 1, 2005

Description	Compensation for the personal guarantee of debt of the Company under the Kent Central LLC credit facility (the “Loan Facility”).
Compensation for the Personal Guarantee

As consideration for the personal guarantee of debt outstanding under the Loan Facility after March 31, 2005, each guarantor will be issued Warrants to purchase the Company’s Common Stock as follows:

1. Each month, the Company will compute the average balance of the actual outstanding Loan Facility debt guaranteed by each guarantor (the “Guaranteed Amount”). If the amount of outstanding guaranteed debt is less than the total amount of the guarantees, the Guaranteed Amount shall be determined based on the proportion of the total guarantees for each guarantor. For example, if a particular guarantor had an individual guarantee limit of $200,000 out of total guarantees of $2,000,000, and the actual amount of outstanding guaranteed debt was $1,450,000, then the Guaranteed Amount for that particular guarantor would be 10% of the $1,450,000, i.e. $145,000.

2. Warrants will be issued to purchase the number of shares of Common Stock based on this formula:

Compute: A = 0.833% multiplied by the Guaranteed Amount for each particular guarantor for the month.

Compute: B = Average value of Common Stock share during the month (based upon actual trading in public stock markets, if available, or amount established by the Company’s Board of Directors for purposes of stock option accounting, if no public stock market trading) minus the Warrant exercise price per share.

Number of Warrant shares for the month for each guarantor is computed as follows: A divided by B

For example, assuming that a guarantor had a Guaranteed Amount of $100,000 during a month, and assuming that the value of a share of Common Stock was determined to be $1.50 per share, the number of shares for the Warrant would be: (0.833% x $100,000) / ($1.50 - $0.05) = Warrant to purchase 574 shares.

3. If the result of the Warrant calculation is not an even number of shares, it will be rounded up or down to the nearest whole number of shares. Warrants will be computed monthly, but will be issued quarterly, in arrears, on the 15th of January, April, July and October.

Warrants have an exercise price of $0.05 per share.

Warrants will be exercisable one year after issuance (subject to immediate acceleration for mergers and acquisition, public offering of the Company’s stock, or conversion of more than 25% of the Company’s outstanding Series A preferred shares in any twelve month period).

Each Warrant will have a ten year term after it becomes exercisable, and be subject to proportional adjustments for splits, stock dividends, recapitalizations, and the like.

This amendment does not affect Warrants issued as compensation for months prior to April 1, 2005, even though such Warrants may actually be issued after March 31, 2005.

No shareholder rights	Guarantors will not have voting or dividend rights with respect to unexercised Warrants.

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